UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15 2020

Kronos Advanced Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-30191	87-0440410
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2501 Garfield Avenue, Parkersburg, WV	61018
(Address of principal executive offices)	(Zip code)

(323)680-4772

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2020, Kronos Advanced Technologies, Inc. announced that its Board of Directors elected Mr. Vyacheslav Abramov to serve as Director and Chairman of the Board of Directors, effective upon commencement of his employment with KNOS. Mr. V. Abramov is accomplished scientist, academic and a thought-out lecturer who is specializing in applied mathematics, statistics & probability theories. Mr. Abramov has been active as director in multiple hi-tech companies private and public. Mr. Abramov holds a PhD in mathematics from Tel-Aviv University, Israel

On February 16, 2020, Kronos Advanced Technologies, Inc. announced that its Board of Directors elected Mr. Michael Rubinov to serve as a member of its Board of Directors and appointed him President, CEO and Secretary of KNOS, effective upon commencement of his employment with KNOS.

Mr. Rubinov has been an executive in the hi-tech industry for the last 20 years and served in various business roles with global companies Intel, Boeing, NICE Systems as well as with start-up companies in fintech, cyber and telecom markets. Mr. Rubinov holds BSEE (from NYIT), MsCS (Stevens Institute of Technology) and MBA from UK Bradford School of Management.

March 3, 2020, Kronos Advanced Technologies, Inc. announced that its Board of Directors appointed Mr. Julius Toth to servs as CEO and CMO (Chief Marketing Officer). Mr. Toth employment with the Company has been terminated effective October 3,2020 due to him deciding to pursue other opportunities. There were no disagreements between Mr. Toth and the Company. In addition, effective October 3, 2020, Mr. Toth is no longer an officer or director of the Company.

On May 11, 2020, Kronos Advanced Technologies, Inc. announced that its Board of Directors elected Mary Taylor as an independent Director. Mary Taylor is a certified public accountant and, prior to her political career, spent 16 years in the private sector, including 12 years with Bober Markey Fedorovich, an Akron-based CPA and advisory firm. Her political background includes being on the Green City Council as well as being elected to the Ohio General Assembly and subsequently to serve as the Ohio state auditor in 2006. She also served as the 65th lieutenant governor of Ohio from 2011 to 2019. She was most recently a candidate in the Republican Party primary for Governor of Ohio in the 2018 election. Mary has two degrees from the University of Akron.

On May 26, 2020, Kronos Advanced Technologies, Inc. announced that its Board of Directors appointed Mr. Joseph Florence to serve as Chief Transformation officer (CTO) and Chief Operations Officer (COO) of KNOS, effective upon commencement of his employment with KNOS.

Prior to joining Kronos, Florence worked more than 30 years in custom electronics manufacturing, as an owner/founder, as well as running several manufacturing and supply chain solution companies. He was awarded Ernst and Young’s WV Entrepreneur of the Year. Most recently, he directed a 200-person domestic manufacturing technology company directed toward the supply chain globalization of America while improving market share and profitability. President / CEO / Chairman of the Board Twenty-five years of experience in entrepreneurial middle-market businesses. Complete understanding of all levels of business processes and operations. Successfully lead companies as Chairman of the Board, ensuring the clear communication of strategic plans and any associated company risks to all stakeholders. Gifted at executive recruitment and retention.

Market Development: Experienced, Sales Focused Company President having a complete understanding of all-encompassing requirements to ensure continued sales growth without compromising company ethics, profits, product quality, or customer satisfaction. Twenty-five years of Presidential experience having the sole responsibility of approving company sales strategies and executions, resulting in a lifetime of company revenues exceeding $200 million. Skilled at motivating and controlling the unique personalities associated with both domestic and international sales force.

Financial Management: Experienced middle-market Company Chief Financial Officer (CFO) and Treasurer. Successfully funded and provided ongoing financing through both private equity offerings and debt obligations for six companies. Skilled at financial management and cash management with a complete understanding of debt financing of middle-market companies. Expert at developing financial projections. Twenty-five years of Profit and Loss (P&L) responsibility.

Product Development: Co-Developed new internal engineering design methodologies for Fortune 100 defense contractor, focused on embedding manufacturing involvement into the design process. Achieved 40%-unit production cost savings. Twenty-five years of experience applying these methodologies to custom processes and products. Successfully conceptualized, designed, manufactured in China, and licensed patents for several consumer products.

Supply Chain Expert: Complete understanding of the Supply Chain process, including quoting, negotiating with vendors, and development of Lean, effective internal controls. Developed new processes, including MRP share, with key suppliers resulting in a 60% reduction in personnel.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Vyacheslav Abramov Employment Agreement.

10.2	Michael Rubinov Employment Agreement.

10.3	Mary Taylor Employment Agreement.

10.4	Joseph Florence Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2021	KRONOS ADVANCED TECHNOLOGIES, INC.

	By:	/s/ Michael Rubinov
	Name:	Michael Rubinov
	Title:	President, CEO, and Secretary

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